UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 27, 2011

SARATOGA INVESTMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-33376	20-8700615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Madison Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-3343

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 27, 2011, Saratoga Investment Corp. (the “Company”) held its 2011 Annual Meeting of Stockholders (the “Annual Meeting”). As of August 15, 2011, the record date for the Annual Meeting, 3,277,077 shares of common stock were eligible to be voted, and 2,491,696 of those shares were voted in person or by proxy at the Annual Meeting.  The following matters were submitted at the Annual Meeting to the stockholders for consideration:

1.               To elect G. Cabell Williams and Michael J. Grisius as directors of the Company, each to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

2.               To approve a proposal to authorize the Company to sell or otherwise issue the Company’s common stock at a price per share below the Company’s then current net asset value per share.

Proposal 1 — Election of Directors

All nominees as listed in the Company’s 2011 proxy statement were elected to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.  The following votes were taken in connection with this proposal:

Director Nominee	Votes For	Votes Withheld

G. Cabell Williams	2,026,629	465,067

Michael J. Grisius	2,015,796	475,900

Proposal 2 — Issuance of Shares Below Net Asset Value

The proposal to authorize the Company to sell or otherwise issue the Company’s common stock at a price per share below the Company’s then current net asset value per share was approved.  On September 26, 2011, the Board of Directors of the Company adopted a policy with respect to this proposal that requires the Company to sell or issue shares of its common stock at an offering price per share that is not less than 85% of the then current net asset value per share.  No change can be made to this policy without the unanimous approval of the Company’s independent directors.  The following votes were taken in connection with this proposal:

	Votes For	Votes Against	Abstentions

All Stockholders	1,921,678	559,991	10,027

All Stockholders Excluding Affiliates*	815,850	123,234	0

* Of the 3,277,077 shares of the Company’s common stock eligible to vote as of the record date for the Annual Meeting, 1,734,492 shares of the Company’s common stock were held by persons or entities not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA INVESTMENT CORP.

Date: September 28, 2011

	By:	/s/ Richard A. Petrocelli
	Name:	Richard A. Petrocelli
	Title:	Chief Financial Officer